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                                                                    EXHIBIT 23.1

The Administrative Committee of Midas International
Corporation Retirement Savings Plan for Hourly Employees:


We consent to incorporation by reference in Registration Statement No. 333-44625 on Form S-8 of Midas, Inc. of our report dated September 10, 1999, relating to the statement of net asset available for plan benefits of Midas International Corporation Retirement Savings Plan for Hourly Employees as of December 31, 1998, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 1998 annual report on Form 11-K of Midas International Corporation Retirement Savings Plan for Hourly Employees.


Chicago, Illinois
October 29, 1999